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The Board of Directors
Alpha Industries, Inc.:

  We consent to the use of our report incorporated herein by reference and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement. Our report refers to the adoption of Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in fiscal 1994.

Boston, Massachusetts
October 26, 1995